Filed Pursuant to Rule 424(b)(7)

Registration No. 333-292451

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 17, 2026.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated December 30, 2025)

Shares

SBC MEDICAL GROUP HOLDINGS INCORPORATED

Common Stock

The selling stockholder named in this prospectus supplement is offering                shares of common stock of SBC Medical Group Holdings Incorporated, par value $0.0001 per share (“common stock”), pursuant to this prospectus supplement and accompanying prospectus. We are not selling any shares of common stock under this prospectus supplement and will not receive any proceeds from the sale of our common stock by the selling stockholder.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “SBC.” On April 16, 2026, the closing sales price of our common stock as reported on Nasdaq was $4.42 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page S-12 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission, or the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus supplement or the accompanying prospectus, to read about factors you should consider before buying shares of our common stock.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1) See “Underwriting” for additional information regarding underwriting compensation.

Dr. Yoshiyuki Aikawa, the Chairman of our board of directors and our Chief Executive Officer, who is the selling stockholder, has granted the underwriters the option to purchase, for 45 days after the date of this prospectus supplement, up to an additional           shares of common stock at the public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York on or about           ,2026.

Sole Book-Running Manager

Maxim Group LLC

Co-Manager

Roth Capital Partners

The date of this prospectus supplement is        , 2026.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we authorize to be delivered to you. We, the selling stockholder and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we have prepared. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide you. The selling stockholder and the underwriters are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us or on our behalf is accurate only as of their respective dates or on the date or dates which are specified in such documents, and that any information in documents that we have incorporated by reference is accurate only as of the date of such document incorporated by reference. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

For investors outside the United States: The selling stockholder and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. None of us, the selling stockholder or the underwriters has done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

S-ii

ABOUT THIS PROSPECTUS Supplement

This document has two parts, a prospectus supplement and an accompanying prospectus dated December 30, 2025. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC, utilizing the SEC’s “shelf” registration process. The prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference herein that are described under the heading “Incorporation by Reference” and the additional information describe under the heading “Where You Can Find More Information.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Neither the selling stockholder nor the underwriters is making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock. None of us, the selling stockholder or the underwriters is making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

Unless the context requires otherwise, references to “Company,” “we,” “us,” “our” or “SBC” refer to SBC Medical Group Holdings Incorporated, a Delaware corporation and its subsidiaries.

MARKET AND INDUSTRY DATA

The data included and incorporated by reference in this prospectus supplement regarding markets, ranking and other industry information are based on reports of government agencies or published industry sources, and our own internal estimates are based on our management’s knowledge and experience in the markets in which we operate. Data regarding the industry in which we compete and our market position and market share within this industry are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control, but we believe they generally indicate size, position and market share within this industry. Our own estimates are based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the markets we operate. We are responsible for all of the disclosure contained or incorporated by reference in this prospectus supplement, and we believe these estimates to be accurate as of the date of this prospectus supplement or such other date stated in this prospectus supplement or such date as of the document incorporated herein. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for the estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. While we believe that each of the publications used or incorporated by reference in this prospectus supplement are prepared by reputable sources, neither we nor the underwriters have independently verified market and industry data from third-party sources. While we believe our internal company research and estimates are reliable, such research and estimates have not been verified by any independent source. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026 (“Annual Report”), which is incorporated by reference into this prospectus supplement. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.” As a result, you should be aware that market, ranking, and other similar industry data included or incorporated by reference in this prospectus supplement, and estimates and beliefs based on that data may not be reliable. Neither we nor the underwriters can guarantee the accuracy or completeness of any such information contained or incorporated by reference in this prospectus supplement.

S-1

BASIS OF PRESENTATION

Unless otherwise indicated or the context otherwise requires, financial data in this prospectus supplement reflects the business and operations of the Company and its consolidated subsidiaries. Amounts included, or incorporated by reference, in this prospectus are presented in U.S. dollars rounded to the nearest million, unless otherwise noted. Certain amounts presented in tables are subject to rounding adjustments and, as a result, the totals in such tables may not sum. The accounting policies set out in the audited consolidated financial statements incorporated by reference in this prospectus have been consistently applied to all periods presented.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement contains certain non-GAAP financial measures. EBITDA, EBITDA Margin, ROE (Annualized), Capital Adequacy Ratio, D/E, BPS and Net Interest-Bearing Debt, are non-GAAP financial measures that we use in evaluating our operating results and for financial and operational decision-making purposes. We define EBITDA as income from operations before depreciation and amortization expense and impairment loss. We define EBITDA Margin as EBITDA divided by total revenues, net. We define ROE (Annualized) as net income attributable to SBC Medical Group Holdings Incorporated divided by the average of SBC Medical Group Holdings Incorporated’s stockholders’ equity (beginning period and end of the period). We define Capital Adequacy Ratio as total stockholders’ equity divided by total assets. We define D/E as interest-bearing debt divided by total stockholders’ equity. We define BPS as total stockholders’ equity divided by shares outstanding. We define Net Interest-Bearing Debt as interest-bearing debt less cash and cash equivalents. We believe that the non-GAAP financial measures provide useful information about the Company’s results of operations, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making. The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, cash flows or liquidity, investors should not consider them in isolation, or as a substitute for income from operations, cash flows provided by operating activities or other consolidated statements of operations and cash flows data prepared in accordance with U.S. GAAP. We mitigate these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance. For more information on the non-GAAP financial measures and a reconciliation of the most directly comparable GAAP measures, see “Summary of Historical Consolidated Financial Information and Other Data.”

S-2

SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making your investment decision. Before you decide to invest in shares of our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including any free writing prospectus prepared by us or on our behalf, including the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” included in this prospectus supplement and the accompanying prospectus, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes thereto in our Annual Report, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

History

We were originally incorporated in Delaware on March 11, 2022 under the name “Pono Capital Two, Inc.,” referred to herein as “Pono,” as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On August 9, 2022, Pono consummated its IPO of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares” and with respect to the warrants included in the Units, the “Public Warrants”) (the “Pono IPO”).

Simultaneously with the consummation of the closing of the Pono IPO, Pono consummated the private placement of an aggregate of 634,375 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Sponsor (the “Private Placement”).

On September 26, 2022, the Class A common stock and Public Warrant included in the Units began separate trading on The Nasdaq Global Market under the symbols “PTWO,” and “PTWOW,” respectively.

On January 31, 2023, Pono entered into an Agreement and Plan of Merger (as subsequently amended from time to time, the “Merger Agreement”) with Pono Two Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and then a wholly-owned subsidiary of Pono, SBC Medical Group, Inc., then named SBC Medical Group Holdings Incorporated, a Delaware corporation (“Legacy SBC”), Mehana Capital LLC, a Delaware limited liability company (“Sponsor” or “Purchaser Representative”) in its capacity as the representative of the stockholders of Pono, and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of Legacy SBC (“Seller Representative”).

On September 17, 2024, the closing (the “Closing”) of the merger (the “Merger”) and other transactions contemplated thereby (collectively, the “Business Combination”) took place and the Merger was consummated with Merger Sub merging with and into Legacy SBC with Legacy SBC surviving the Merger as a wholly-owned subsidiary of Pono, and Pono then changed its name to SBC Medical Group Holdings Incorporated and on September 17, 2024, Legacy SBC changed its named to SBC Medical Group, Inc.

Effective September 17, 2024, Pono’s units ceased trading, and effective September 18, 2024, SBC’s common stock began trading on the Nasdaq Global Market under the symbol “SBC” and the public warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW.”

As a result of the Closing of the Merger and the Business Combination, the business of SBC Medical Group, Inc. (“Legacy SBC”), became the business of the Company.

S-3

Business Overview

The Company is a management company with offices in Irvine, California and Tokyo, Japan, and, through our subsidiaries, we provide management services to aesthetic clinics in Japan that are owned and operated by medical corporations and other franchisees we support. We also own and operate clinics in Vietnam and Singapore, and we are pursuing U.S. market initiatives primarily through strategic investments and alliances. The history of Legacy SBC began with the establishment of L’Ange Cosmetique Co., Ltd. in 2003 and SBCMG (formerly Aikawa Medical) in 2017 for the purpose of providing management services to medical corporations and the medical clinics of the medical corporations. The history of the medical corporations and the medical clinics began in 2000 with the opening of Shonan Beauty Clinic in Fujisawa City, Japan, where Dr. Aikawa opened in private practice. Subsequently, Dr. Aikawa opened clinics in Yokohama in 2001 and Shinjuku in 2003, incorporated as Medical Corporation Shobikai in 2004, acquired a medical corporation named Medical Corporation Kowakai in 2009 and Medical Corporation Nasukai in 2009.

The Company and its subsidiaries are primarily focused on providing comprehensive management services to franchisee clinics. These services include advertising and marketing across various platforms (such as social media networks), staff management (such as recruitment and training), booking and reservation services for franchisee clinic customers. We also support franchisee clinics through assistance with employee housing rentals and facility rentals, leasehold improvement and design of clinics, medical equipment and medical consumables procurement (resale), the provision of cosmetic products to clinics for resale to clinic customers, licensure of the use of patent-pending and non-patented medical technologies, trademark and brand use, IT software solutions (including but not limited to remote medical consultations), management of the customer rewards program (customer loyalty point program), and payment tools.

In 2017, we began providing our management services to our franchisee treatment centers. Unless otherwise indicated, the operational metrics in this section are as of December 31, 2025. As of December 31, 2025, the Company and its subsidiaries provided management services to a total of 237 franchisee treatment centers located in Japan, including 5 independently operated clinics in Japan under separate franchise arrangements. In addition, we operate 21 treatment centers in Singapore through Aesthetic Healthcare Holdings (“AHH”) and its subsidiaries. The Company also (i) owned and operated 1 treatment center under its “SBC” brand name in Ho Chi Minh City, Vietnam, as well as (ii) previously provided management services to 1 treatment center under its “SBC” brand name in Irvine, California in the United States (the “CA Clinic”), which was owned and operated by the related party, until it was permanently closed at the end of May 2025, and we no longer provide management services to any clinic in the United States. However, in the United States, we have pursued market entry through a strategic minority equity investment in OT Midco, through which we hold an indirect minority interest in the OrangeTwist business (“OT”), and we may explore potential commercial arrangements with OT on a non-binding basis. OT operates 24 treatment centers across the United States, rather than through directly owned and operated clinics or management service arrangements. Our franchisee treatment centers in Japan, together with our treatment centers in Singapore and Vietnam, provide an array of surgical and non-surgical medical services that vary based upon location, including cosmetic surgery, dermatology, and dentistry. These medical services include but are not limited to breast augmentation, liposuction, rejuvenation treatments (including treatment of wrinkles, acne, scars, cellulite, excess fat, discoloration, and signs of aging), laser skin toning and spot removal, eyes double fold surgery, rhinoplasty, treatment of osmidrosis and hyperhidrosis, hair transplants, gynecological formation treatments, laser hair removal, face line surgeries, cosmetic dental procedures, tattoo removal, lasik eye surgery, lateral canthoplasty, brow lift procedures, androgenetic alopecia treatment, and cheek sagging prevention methods.

To further our growth and global expansion, we have recently completed or announced several strategic transactions and initiatives:

●	In November 2024, we acquired a 100% equity interest in Aesthetic Healthcare Holdings (“AHH”) and its subsidiaries, which are incorporated in Singapore and principally engaged in medical aesthetics business, for cash consideration of SGD$7.8 million (equivalent to approximately US$5.8 million). As a result of this acquisition, we operate clinics in Singapore owned and operated through AHH and its subsidiaries.

●	In July 2025, we acquired 100% equity interest in MB career lounge, Co., Ltd. (“MB career lounge”), a company providing comprehensive management supporting services for medical institutions in Japan, including medical professional recruiting and operational consulting, with a cash consideration of JPY 2,040 million (approximately $14.2 million). In the same month, we appointed Dr. Steven R. Cohen as Medical Strategy Advisor to support our global expansion initiatives and enhance our medical quality and physician training programs.

●	In November 2025, we entered into a consulting agreement with BLEZ ASIA Co., Ltd., which operates more than 20 clinics and pharmacies in Thailand, to support our entry into Thailand, including management support for a new dermatology-focused clinic BLEZ is preparing to open in Bangkok.

S-4

●	In December 2025, we acquired a controlling interest in Waqoo, Inc. (“Waqoo”), a company listed on the Tokyo Stock Exchange Growth Market and a medical research and development company specializing in regenerative medicine technologies. We initially conducted a tender offer for Waqoo’s common stock from November 14, 2025 through December 12, 2025, through which we acquired 575,052 shares, or 16.27% of the voting rights. Concurrently, on December 19, 2025, we acquired additional shares through an off-market transaction from Yoshiyuki Aikawa, the Company’s CEO, a related party to the Company and the then-largest shareholder of Waqoo, resulting in our total ownership of Waqoo’s voting rights exceeding 50% and Waqoo becoming our consolidated subsidiary.

●	Additionally, on December 29, 2025, we acquired an approximately 18.2% voting interest in OT Midco Holdings, LLC (“OT Midco”), a holding company through which we hold an indirect minority interest in the OrangeTwist business (“OrangeTwist”), a lifestyle medicine and medical aesthetics provider operating treatment centers across the United States, for a total cash consideration of $20 million. In addition, we committed to make an additional cash contribution of $5.0 million in December 2026 for newly issued common units of OT Midco. We account for this investment under the equity method due to our board representation and participation in policy-making processes.

●	As part of our ongoing expansion strategy, we also continuously evaluate other potential investments and acquisitions. For example, in May 2025, we announced that we began reviewing a potential acquisition of Risenet Co., Ltd., and, as of the date of our Annual Report, we have not entered into a definitive agreement.

Since our inception, we have been committed to delivering high quality management services to our franchisee clinics and other alliance clinics. We believe our team of highly qualified and experienced professionals has underpinned our strong reputation as we continue to provide multifaceted management services to our franchisee clinics.

As of December 31, 2025, we had 283 clinic locations, including our franchisee clinics. During the fiscal year ended December 31, 2025, we estimate that we had approximately 6.6 million annual customer visits at our clinic locations and franchisee clinics, of which we estimate that approximately 2.1 million were unique customers. During the same period, we estimate that our franchisee clinics had an average repeat customer rate (measured as customers visiting at least two times and excluding free counseling) of over 72% and an estimated average revenue per visit of approximately $316 (calculated after giving effect to points and discounts and excluding free counseling).

Implications of Being a Controlled Company

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements. As of April 16, 2026, Dr. Aikawa and entities he controls collectively control approximately 85.2% of the voting power of our outstanding common stock. After this offering, Dr. Aikawa and entities he controls would collectively control approximately           % (or            %, if the underwriters fully exercise their option to purchase additional shares) of the voting power of our outstanding common stock. Accordingly, the Company is, and following this offering will continue to be, a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Company does not intend to rely on these exemptions, the Company may use these exemptions now or in the future. As a result, the Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Corporate Information

Our principal executive offices are located at 200 Spectrum Center Dr., Suite 300, Irvine, CA 92618, and our telephone number at that location is (949) 593-0250. The address of our website is https://sbc-holdings.com/. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

S-5

THE OFFERING

Common stock offered by the selling stockholder	shares.

Common stock outstanding after this offering	shares.

Option to purchase additional shares	The selling stockholder has granted the underwriters the option to purchase, for 45 days after the date of this prospectus supplement, up to an additional shares of our common stock at the public offering price less underwriting discounts and commissions. This option is exercisable, in whole or in part, for a period of 45 days immediately following the date of the prospectus supplement.

Use of proceeds	We will not receive any proceeds from the sale of shares being sold in this offering. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus supplement. See “Use of Proceeds” and “Selling Stockholder.”

Risk factors	You should carefully read and consider the information set forth under “Risk Factors” herein, in the accompanying prospectus and in the documents incorporated by reference herein, including our Annual Report, before deciding to invest in our common stock.

Dividend policy	We do not currently anticipate paying any dividends on our common stock following this offering and currently expect to retain all future earnings for use in the operation and expansion of our business. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on various factors. See “Dividend Policy.”

Nasdaq ticker symbol	“SBC”

The number of shares of our common stock to be outstanding after this offering is based on 102,576,943 shares of our common stock outstanding as of April 16, 2026, and does not reflect:

●	15,000,000 shares of common stock reserved for issuance under our equity incentive plan;

●	1,304,308 shares of treasury stock;

●	270,000 shares held by our wholly-owned subsidiary; and

●	12,134,375 shares issuable under our issued and outstanding warrants, with a weighted average exercise price of $11.50 per share.

S-6

SUMMARY OF HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables present our summary historical consolidated financial and other data. The summary historical consolidated statements of operations data and statements of cash flows data for the years ended December 31, 2025 and 2024 and the summary of historical balance sheet data as of December 31, 2025 and December 31, 2024 have been derived from our audited consolidated financial statements incorporated by reference from our Annual Report.

The following summary of consolidated financial data should be read in conjunction with the information contained in “Risk Factors” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto incorporated by reference from our Annual Report. Our historical results are not necessarily indicative of our results in any future period.

Statement of Operations Data	For the Years Ended December 31,
	2025	2024
Revenues, net – related parties	$159,345,048	$195,173,889
Revenues, net	14,262,441	10,241,653
Total revenues, net	173,607,489	205,415,542
Cost of revenues (including cost of revenues from related parties of $13,657,565 and $8,472,202 for the years ended December 31, 2025 and 2024, respectively)	46,323,767	49,365,035
Gross profit	127,283,722	156,050,507

Operating expenses:
Selling, general and administrative expenses (including selling, general and administrative expenses from related parties of $751,096 and nil for the years ended December 31, 2025 and 2024, respectively)	59,797,324	57,665,140
Stock-based compensation	—	13,022,692
Impairment loss	—	15,058,965
Total operating expenses	59,797,324	85,746,797

Income from operations	67,486,398	70,303,710

Other income (expenses):
Interest income	198,315	19,943
Interest expense	(160,583)	(28,300)
Other income (including other income from related party of $3,069 and $2,673,077 for the years ended December 31, 2025 and 2024, respectively )	7,116,426	4,810,008
Other expenses	(1,321,064)	(5,463,153)
Gain on redemption of life insurance policies	8,746,138	—
Gain on disposal of subsidiary	—	3,813,609
Total other income (expenses)	14,579,232	3,152,107

Income before income taxes	82,065,630	73,455,817

Income tax expense	31,020,607	26,765,925

Net income	$51,045,023	$46,689,892
Less: net income attributable to non-controlling interests	59,410	75,617
Net income attributable to SBC Medical Group Holdings Incorporated	$50,985,613	$46,614,275

Other comprehensive income (loss):
Foreign currency translation adjustment	(2,949,843)	(16,557,607)
Total comprehensive income	$48,095,180	$30,132,285
Less: comprehensive income attributable to non-controlling interests	7,877,640	117,830
Comprehensive income attributable to SBC Medical Group Holdings Incorporated	$40,217,540	$30,014,455

Net income per share attributable to SBC Medical Group Holdings Incorporated
Basic and diluted	$0.50	$0.48
Net cash provided by operating activities	25,527,370	20,582,933
Net cash used in investing activities	(21,047,201)	(10,102,410)
Net cash provided by financing activities	38,292,183	22,965,400

S-7

	As of December 31,
	2025	2024
Balance Sheet Data
Cash and cash equivalents	$163,773,838	$125,044,092
Working capital(1)	170,103,112
Total assets	380,447,946	266,083,154
Long-term loans	33,734,438	6,502,682
Total SBC Medical Group Holdings Incorporated stockholders’ equity	248,282,196	195,109,157
Non-controlling interests	15,022,510	(86,999)
Total stockholders’ equity	$263,304,706	$195,022,158

(1)	Working capital represents current assets less current liabilities.

Other Financial Data

	For the Years Ended December 31,
	2025	2024

EBITDA(1)	$70,170,698	$89,162,052
EBITDA Margin(1)	40.4%	43.4%
Net Income Margin(2)	29%	23%
ROE (Annualized)(1)	23.0%	27.6%

	As of December 31,
	2025	2024
Capital Adequacy Ratio(1)	69.2%	73.3%
D/E(1)	0.20x	0.06 x
BPS(1)	$2.57	$1.90
Net-Interest Bearing Debt(1)	$(112,137,664)	$(112,861,538)

(1) EBITDA, EBITDA Margin, ROE (Annualized), Capital Adequacy Ratio, D/E, BPS and Net Interest-Bearing Debt, are non-GAAP financial measures that we use in evaluating our operating results and for financial and operational decision-making purposes. We define EBITDA as income from operations before depreciation and amortization expense and impairment loss. We define EBITDA Margin as EBITDA divided by total revenues, net. We define ROE (Annualized) as net income attributable to SBC Medical Group Holdings Incorporated divided by the average of SBC Medical Group Holdings Incorporated’s stockholders’ equity (beginning period and end of the period). We define Capital Adequacy Ratio as total stockholders’ equity divided by total assets. We define D/E as interest-bearing debt divided by total stockholders’ equity. We define BPS as total stockholders’ equity divided by shares outstanding. We define Net Interest-Bearing Debt as interest-bearing debt less cash and cash equivalents. We believe that the non-GAAP financial measures provide useful information about the Company’s results of operations, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making. The non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, cash flows or liquidity, investors should not consider them in isolation, or as a substitute for income from operations, cash flows provided by operating activities or other consolidated statements of operations and cash flows data prepared in accordance with U.S. GAAP. We mitigate these limitations by reconciling the non-GAAP financial measures to the most comparable U.S. GAAP performance measures, all of which should be considered when evaluating our performance.

S-8

The following tables set forth reconciliations of our non-GAAP financial measures to their most directly comparable GAAP measures.

	For the Years Ended December 31,
	2025	2024

Income from operations	$67,486,398	$70,303,710
Plus:
Depreciation and amortization	2,684,300	3,799,377
Impairment loss	—	15,058,965
EBITDA	$70,170,698	89,162,052
Divided by:
Total revenues, net	$173,607,489	205,415,542
EBITDA Margin	40.4%	43.4%

	For the Years Ended December 31,
	2025		2024

Net income attributable to SBC Medical Group Holdings Incorporated	$50,985,613		$46,614,275
Divided by:
Average of total SBC Medical Group Holdings Incorporated stockholders’ equity (beginning period and end of the period)	221,695,677	(a)	168,634,167	(b)
ROE (Annualized)	23.0%		27.6%

(a) Reflects total SBC Medical Group Holdings Incorporated stockholders’ equity of (i) the sum of (x) $248,282,196 (as of December 31, 2025) and (y) $195,109,157 (as of December 31, 2024) divided by (ii) 2.

(b) Reflects total SBC Medical Group Holdings Incorporated stockholders’ equity of (i) the sum of (x) $195,109,157 (as of December 31, 2024) and (y) $142,159,177 (as of December 31, 2023) divided by (ii) 2.

	As of December 31,
	2025	2024

Total stockholders’ equity	$263,304,706	$195,022,158
Divided by:
Total assets	380,447,946	266,083,154
Capital Adequacy Ratio	69.2%	73.3%

	As of December 31,
	2025		2024

Interest-bearing debt	$51,636,174	(a)	$12,182,554	(b)
Divided by:
Total stockholders’ equity	263,304,706		195,022,154
D/E	0.20x		0.06x

(a) Reflects $42.8 million of long-term loans, $0.25 million of finance lease obligations, and $8.6 million of operating lease obligations for FY 2025.

(b) Reflects $6.6 million of long-term loans and $5.6 million of operating lease obligations.

S-9

	As of December 31,
	2025	2024

Total stockholders’ equity	$263,304,706	$195,022,154
Divided by:
Shares outstanding	102,576,943	102,750,816
BPS	$2.57	$1.90

	As of December 31,
	2025		2024

Interest-bearing debt	$51,636,174	(a)	$12,182,554	(b)
Less:
Cash and cash equivalent	163,773,838		125,044,092
Net Interest-Bearing Debt	(112,137,664)		(112,861,538)

(a) Reflects $42.8 million of long-term loans, $0.25 million of finance lease obligations, and $8.6 million of operating lease obligations.

(b) Reflects $6.6 million of long-term loans and $5.6 million of operating lease obligations.

(2) Net Income Margin is defined as net income attributable to SBC Medical Group Holdings Incorporated divided by total revenues, net.

S-10

CAUTIONARY NOTE REGARDING forward-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and any information incorporated by reference herein and therein contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus supplement and accompanying prospectus and any information incorporated by reference may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “commits,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus and any information incorporated by reference include, but are not limited to, statements regarding our future results of operations and financial position, industry and business trends, equity compensation, business strategy, plans, growth, and the markets in which we operate.

The forward-looking statements in this prospectus supplement and accompanying prospectus and any information incorporated by reference herein and therein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in below under “Summary of Risk Factors” and Part I, Item 1A. “Risk Factors” in our Annual Report The forward-looking statements are made as of the date of the filing of this prospectus supplement or the document incorporated by reference, as applicable, and SBC disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. The forward-looking statements in this prospectus supplement and accompanying prospectus or the document incorporated by reference, as applicable, are based upon information available to us as of the date of this prospectus supplement or the document incorporated by reference, as applicable, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus supplement and accompanying prospectus and any information incorporated by reference with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements in this report speak only as of the date of this prospectus supplement or the document incorporated by reference. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

S-11

RISK FACTORS

Before you invest in our common stock, in addition to the other information in this prospectus supplement and accompanying prospectus, you should carefully read and consider the following risk factors together with the information included or incorporated by reference herein and therein, including under “Risk Factors” contained in Part I, Item 1A of our Annual Report. Each of the risks described in these documents could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, and could result in a partial or complete loss of your investment.

Risks Related to the Offering and Our Common Stock

An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

Our common stock began trading on the Nasdaq Global Market under the symbol “SBC” on September 18, 2024. The price of our securities may vary significantly due to factors specific to the Company as well as to general market or economic conditions. Furthermore, an active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject the Company to additional trading restrictions.

Our common stock began trading on the Nasdaq Global Market under the symbol “SBC” on September 18, 2024. However, we cannot assure you that our securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, the Company must maintain certain financial, distribution and stock price levels. Generally, the Company must maintain a minimum number of holders of its securities (including requirements relating to the minimum number of holders of its securities).

If Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our common stock may decline.

The market price of our common stock may decline for a number of reasons including if:

●	investors react negatively to our operating results or future prospects;

●	our actual financial and operating results are not consistent with the expectations of financial or industry analysts; or

●	we do not achieve the growth as rapidly or to the extent anticipated by financial or industry analysts.

S-12

The market price of our common stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of common stock at an attractive price due to a number of factors such as those listed in this Risk Factors section and the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of the Company’s competitors;

●	changes in expectations as to the Company’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of stocks generally;

●	strategic actions by the Company or its competitors;

●	announcements by the Company or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

●	announcements of estimates by third parties of actual or anticipated changes in the size of the Company’s customer base or the level of customer engagement;

●	any significant change in the Company’s management;

●	changes in general economic or market conditions or trends in the Company’s industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to the Company’s business;

●	additional shares of the Company’s securities being sold or issued into the market by the Company or any of the existing stockholders or the anticipation of such sales, including if the Company issues shares to satisfy restricted stock unit related tax obligations or if existing stockholders sell shares into the market when applicable “lock-up” periods end;

●	investor perceptions of the investment opportunity associated with the Company’s common stock relative to other investment alternatives;

●	the public’s response to press releases or other public announcements by the Company or third parties, including the Company’s filings with the SEC;

●	litigation involving the Company, the Company’s industry, or both, or investigations by regulators into the Company’s operations or those of the Company’s competitors;

●	guidance, if any, that the Company provides to the public, any changes in this guidance or the Company’s failure to meet this guidance;

●	the development and sustainability of an active trading market for the Company’s common stock;

●	actions by institutional or activist stockholders;

●	developments in new legislation and pending lawsuits or regulatory actions, including interim or final rulings by judicial or regulatory bodies;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of the Company’s common stock, regardless of the Company’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of the Company’s common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Company was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

S-13

Because there are no current plans to pay cash dividends on the Company’s common stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of the Company’s common stock at a price greater than what you paid for it.

The Company intends to retain future earnings, if any, for future operations, expansion and debt repayment, and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of the Company’s common stock will be at the sole discretion of the Company’s board of directors. The Company’s board of directors may take into account general and economic conditions, the Company’s financial condition and results of operations, the Company’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by the Company to its stockholders or by its subsidiaries to it and such other factors as the Company’s board of directors may deem relevant. As a result, you may not receive any return on an investment in the Company’s common stock unless you sell your shares of the Company’s common stock for a price greater than that which you paid for it.

The Company’s stockholders may experience dilution in the future.

The percentage of shares of the Company’s common stock owned by current stockholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that the Company may grant to its directors, officers and employees, exercise of the Company’s warrants. Such issuances may have a dilutive effect on the Company’s earnings per share, which could adversely affect the market price of the Company’s common stock.

If securities or industry analysts do not publish research or reports about the Company’s business, if they change their recommendations regarding the Company’s common stock or if the Company’s operating results do not meet their expectations, the Company’s common stock price and trading volume could decline.

The trading market for the Company’s common stock will depend in part on the research and reports that securities or industry analysts publish about the Company or its businesses. If no securities or industry analysts commence coverage of the Company, the trading price for the Company’s common stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the Company downgrade its securities or publish unfavorable research about its businesses, or if the Company’s operating results do not meet analyst expectations, the trading price of the Company’s common stock would likely decline. If one or more of these analysts cease coverage of the Company or fail to publish reports on the Company regularly, demand for the Company’s common stock could decrease, which might cause the Company’s common stock price and trading volume to decline.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market following the Business Combination could cause the market price for the Company’s common stock to decline.

The sale of shares of the Company’s common stock and/or public warrants in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell equity securities in the future at a time and at a price that it deems appropriate.

As an emerging growth company within the meaning of the Securities Act, the Company is permitted to rely on certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. We plan to continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, the company’s stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by the Company less attractive because the Company will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of the Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Company’s securities and the trading prices of the Company’s securities may be more volatile.

S-14

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make a comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

The Company will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which the Company is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of the Company’s common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of shares of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers and significant stockholders, a large number of shares of our common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares.

If we fail to maintain effective internal control over financial reporting, the price of our securities may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s audit process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company and cease to be a smaller reporting company (as described below), we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

S-15

Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock is not currently considered “penny stock” since it is listed on Nasdaq, if we are unable to maintain that listing and our common stock is no longer listed on Nasdaq, unless we maintain a per-share price above $5.00, our common stock will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

●	If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

●	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock will not be classified as a “penny stock” in the future.

We believe we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

S-16

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we are not required to, and may not, include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

We incur significant costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses that we did not previously incur as a private company. In addition, the Sarbanes-Oxley Act has imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. In addition, we will be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting for Form 10-K or the first annual report on Form 10-K following the date on which we are no longer an emerging growth company or a non-accelerated filer. Our compliance with Section 404 of the Sarbanes-Oxley Act will require that we incur substantial expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the value of our securities could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with Section 404 requires us to be able to prepare timely and accurate financial statements. We expect that we will need to continue to improve existing, and implement new operational and financial systems, procedures and controls to manage our business effectively. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. This, in turn, could have an adverse impact on value of our securities, and could adversely affect our ability to access the capital markets.

Delaware law and the Company certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Amended Charter and the Company’s bylaws and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company’s board of directors and therefore depress the trading price of the Company’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the Company’s board of directors or taking other corporate actions, including effecting changes in the management of the Company. Among other things, the Amended Charter and the Company’s bylaws include provisions regarding:

●	the ability of the Company’s board of directors to issue shares of one or more series of preferred stock, out of the Company’s “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

●	a board of directors consisting of one class of directors, with directors generally elected for one-year terms;

S-17

●	the limitation of the liability of, and the indemnification of, the Company’s directors and officers;

●	the fact that the total number of directors constituting the Company’s board of directors (other than directors elected by the holders of one or more series of our preferred stock voting separately as a class or series) may be fixed exclusively by our board of directors and the fact that vacancies and newly created directorships on the Company’s board of directors may be filled solely and exclusively by a majority of the directors, which prevents stockholders from being able to fill vacancies and newly created directorships on the Company’s board of directors;

●	limitations on stockholder action by written consent, including that certain actions may be taken by written consent only if approved by a majority of our directors and subject to applicable law;

●	restriction on stockholder action by written consent (except where the action is approved by a majority of our directors), which, absent the approval of a majority of our directors, requires stockholder action to be taken at an annual or special meeting of stockholders and could delay the ability of stockholders to force consideration of a stockholder proposal or to take action, including the removal of directors, outside of an annual or special meeting of stockholders;

●	the procedures for the conduct and scheduling of board of directors and stockholder meetings;

●	the ability of the Company’s board of directors to amend the bylaws, which may allow the Company’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

●	advance notice procedures with which stockholders must comply to nominate candidates to the Company’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company’s board of directors or management.

Any provision of the Amended Charter, the Company’s bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for the Company’s common stock.

S-18

The Amended Charter designates a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between the Company and its stockholders, and also provides that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of the Company’s stockholders to choose the judicial forum for disputes with the Company or its directors, officers, or employees.

The Amended Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to the Company or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Amended Charter also provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Anti-takeover effects of certain provisions of Delaware state law could hinder a potential takeover of the Company.

The Company is subject to provisions of Section 203 of the DGCL, which is Delaware’s anti-takeover law. In general, Section 203 of the DGCL restricts certain “business combinations” (which generally includes mergers, asset sales and other transactions) with an “interested stockholder” (which is defined generally as a person that, together with the person’s affiliates and associates, owns 15% or more of the Company’s outstanding voting stock ) for a period of three years following the date a person became an interested stockholder, unless prior approval of our board of directors is obtained or as otherwise provided. These anti-takeover provisions and other provisions in the Company’s Amended Charter and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the Company’s board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause the Company to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in the Company’s board of directors could cause the market price of the Company’s common stock to decline.

Certain provisions of the Company’s bylaws are intended to strengthen the position of the Company’s board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing the Company’s board of directors with the sole power to fix the total number of directors constituting the board of directors, to fill vacancies and newly created directorships on the Company’s board of directors, restricting stockholders’ ability to act by written consent in lieu of a meeting, and prohibiting stockholders from calling special meetings. The Company may include provisions in its certificate of incorporation that may discourage a third party from making a proposal to acquire us, even if some of its stockholders might consider the proposal to be in their best interests. For example, the Company may amend its certificate of incorporation to authorize its board of directors to issue one (1) or more classes or series of preferred stock that could discourage or delay a tender offer or change in control. In addition, the Company may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

Provisions in the Amended Charter and Delaware law may have the effect of discouraging lawsuits against the Company and its directors and officers.

The Amended Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to the Company or its stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim against the Company, its directors, officers or employees that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, except (with respect to the foregoing items (i) through (iv)) any claim (a) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery of the State of Delaware (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten days following such determination), (b) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or (c) for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, as to which the Court of Chancery and the U.S. federal district court for the District of Delaware shall have concurrent jurisdiction. The Amended Charter also provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or employees, which may discourage lawsuits against the Company and its directors, officers, and employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

S-19

The Company’s bylaws further provide that, unless the Company consents in writing to an alternative forum, the United States District Court for the District of Delaware will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The Company’s bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of and to have consented to this choice of forum provision. The Company recognizes that the forum selection clause in the Company’s bylaws may impose additional litigation costs on stockholders in pursuing any such claims, particularly if the stockholders do not reside in or near the State of Delaware. Additionally, the forum selection clause in the Company’s bylaws may limit the Company’s stockholders’ ability to bring a claim in a forum that they find favorable for disputes with us or the Company’s directors, officers or employees, which may discourage such lawsuits against us and the Company’s directors, officers and employees even though an action, if successful, might benefit the Company’s stockholders. If a court were to find these exclusive-forum provisions in the Company’s certificate of incorporation or bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm the Company’s business. Nothing in the Company’s certificate of incorporation or bylaws will preclude stockholders that assert claims under the Securities Act or the Exchange Act from bringing such claims in state or federal court, subject to applicable law.

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements.

As of April 16, 2026, Dr. Aikawa and entities he controls collectively control approximately 85.2% of the voting power of our outstanding common stock. After this offering, Dr. Aikawa and entities he controls would collectively control approximately                % (or                %, if the underwriters fully exercise their option to purchase additional shares) of the voting power of our outstanding common stock. Accordingly, the Company is, and following this offering will continue to be, a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Company does not intend to rely on these exemptions, the Company may use these exemptions now or in the future. As a result, the Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

If the voting power of our capital stock continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

As of April 16, 2026, Dr. Aikawa and entities he controls collectively control approximately 85.2 % of the voting power of our outstanding common stock. After this offering, Dr. Aikawa and entities he controls would collectively control approximately % (or %, if the underwriters fully exercise their option to purchase additional shares) of the voting power of our outstanding common stock. As a result, Dr. Aikawa has, and after the completion of this offering, will continue to have, majority voting power over all matters requiring shareholder votes, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; amendments to our certificate of incorporation or our bylaws; and our winding up and dissolution.

This concentration of voting power may delay, deter or prevent acts that would be favored by our other stockholders. The interests of Dr. Aikawa may not always coincide with our interests or the interests of our other stockholders. This concentration of voting power may also have the effect of delaying, preventing or deterring a change in control of us. Also, Dr. Aikawa may seek to cause us to take courses of action that, in his judgment, could enhance his investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders. As a result, the market price of our shares of common stock could decline or stockholders might not receive a premium over then-current market price of our shares of common stock upon a change in control. In addition, this concentration of voting power may adversely affect the trading price of our shares of common stock.

S-20

USE OF PROCEEDS

The selling stockholder will receive all of the net proceeds from the sale of shares of common stock offered pursuant this prospectus supplement. We are not selling any shares of common stock under this prospectus supplement and will not receive any proceeds from the sale shares being sold in this offering. The selling stockholder will bear the underwriting commissions and discounts, if any, attributable to their sale of our common stock, and we will bear the remaining expenses. See “Selling Stockholder.”

S-21

SELLING STOCKHOLDER

The following table provides, as of April 16, 2026 information regarding the beneficial ownership of our securities held by the selling stockholder, number of shares of our common stock offered hereby and information with respect to the shares to be beneficially owned after completion of this offering.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder have voting and investment power. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

To our knowledge, unless otherwise noted in the footnote to the table below and subject to applicable community property laws, the person named in the table has sole voting and investment power with respect to his beneficially owned common stock.

	Securities Beneficially Owned Prior to this Offering		Securities Beneficially Owned after Offering
			If Underwriters’ Option to Purchase Additional Shares is Not Exercised		If Underwriters’ Option to Purchase Additional Shares is Exercised in Full
Name of Selling Stockholder	Shares of Common Stock	Percentage of Total Common Stock(1)	Shares to be Sold in this Offering(2)	Percentage of Total Common Stock	Shares to be Sold in this Offering(2)	Percentage of Total Common Stock
Yoshiyuki Aikawa	87,404,460	85.2%

(1)	Based on the Schedule 13D/A filed by Dr. Aikawa on March 10, 2026. Dr. Aikawa may be deemed to be the beneficial owner of 87,404,460 shares of common stock, consisting of 82,404,460 shares of common stock held directly by Dr. Aikawa and 5,000,000 shares of common stock held by GODO Kaisha Aikawa Investment, a company wholly owned by Dr. Aikawa.

(2)	The amounts set forth in this column are the number of common stock that may be offered by the selling stockholder using this prospectus supplement. This amount does not represent any other common stock that the selling stockholder may own beneficially or otherwise.

Certain Relationships and Related Party Transactions

Service as Director and Officer. Dr. Aikawa serves as the Chairman of our board of directors and our Chief Executive Officer.

Indemnification Agreement. We are party to an indemnification agreement with each of our directors and executive officers, including Dr. Aikawa.

S-22

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of certain United States federal income tax consequences of the ownership and disposition of our common stock. This summary deals only with common stock that is held as a capital asset by a non-U.S. holder (as defined below).

A “non-U.S. holder” means a beneficial owner of our common stock (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not, for United States federal income tax purposes, any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all of the United States federal income tax consequences that may be relevant to you in light of your particular circumstances, nor does it address the Medicare tax on net investment income, United States federal estate and gift taxes or the effects of any state, local or non-United States tax laws. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, foreign pension fund, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

Dividends

In the event that we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend for United States federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in our common stock, the excess will be treated as gain from the disposition of our common stock (the tax treatment of which is discussed below under “— Gain on Disposition of Common Stock”).

Dividends paid to a non-U.S. holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied (generally, by providing the applicable withholding agent with a properly executed Internal Revenue Service (“IRS”) Form W-8ECI certifying that the dividends are effectively connected with such holder’s conduct of a trade or business in the United States and are includible in such holder’s gross income). Instead, such dividends are subject to United States federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

S-23

A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion of backup withholding below, any gain realized by a non-U.S. holder on the sale or other disposition of our common stock generally will not be subject to United States federal income tax unless:

●	the gain is effectively connected with a trade or business of the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

●	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

●	we are or have been a “United States real property holding corporation” for United States federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other disposition in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is a foreign corporation, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which gain may be offset by United States source capital losses even though the individual is not considered a resident of the United States.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for United States federal income tax purposes). We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding

Distributions paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will not be subject to backup withholding on distributions received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any dividends paid on our common stock to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “— Dividends,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of our common stock, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

S-24

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and do not currently anticipate paying cash dividends in the foreseeable future. The agreements into which we may enter in the future, including indebtedness, may impose limitations on our ability to pay dividends or make other distributions on our capital stock. Payment of future dividends on our common stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. See “Risk Factors—Risks Related to the Offering and Ownership of Our Common Stock—Because there are no current plans to pay cash dividends on the Company’s common stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of the Company’s common stock at a price greater than what you paid for it.”

For a discussion of the application of withholding taxes on dividends, see “Material U.S. Federal Income Tax Consequences for Non-U.S. Holders.”

S-25

UNDERWRITING

Under the terms and subject to the conditions to be contained in an underwriting agreement among us, the selling stockholder and the underwriters, each underwriter named below has severally agreed to purchase, and the selling stockholder has agreed to sell to that underwriter, the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
Maxim Group LLC
Roth Capital Partners, LLC
Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table summarizes the underwriting discounts and commissions the selling stockholder will pay:

	Per Share	If Underwriters’ Option to Purchase Additional Shares is Not Exercised	If Underwriters’ Option to Purchase Additional Shares is Exercised in Full
Public offering price	$	$	$
Underwriting discount (7.0%)	$	$	$
Net proceeds to the selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discounts and commissions for which the selling stockholder is responsible, are estimated at $           million (inclusive of the compensation and fees described below) and are payable by us.

Pursuant to the engagement letter, dated March 24, 2026 and as amended on April 13, 2026, by and among Maxim Group LLC (“Maxim”), the selling stockholder and us, we have also agreed to pay $10,000 to Maxim upon the initial execution of thereof as an advance to be applied towards reasonable out-of-pocket expenses, which is reimbursable to the extent not actually incurred, and up to $110,000 (inclusive of the $10,000 advance) for all travel and other out-of-pocket expenses, including the reasonable fees, costs and disbursements of the underwriter’s legal counsel. Pursuant to the engagement agreement, dated April 2, 2026, by and between Roth Capital Partners LLC (“Roth”) and us, we have also agreed to pay Roth, as compensation for general financial advisory services, a cash fee equal to $300,000 less the underwriting discounts and commissions payable by the selling stockholder to Roth in connection with the shares being offered hereby (which fee shall not be less than zero).

S-26

Standstill and Lock-Up Agreement

Subject to certain limited exceptions, (i) we have agreed for a period of 75 days after the closing of this offering not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the underwriters’ prior written consent; (ii) the directors and officers have agreed for a period of 90 days after the closing of this offering not to, offer, sell, contract to sell, hypothecate, pledge, grant any option, right, or warrant to purchase or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the director or officer, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, with respect to, any common shares of the Company or securities convertible, exchangeable or exercisable into, common shares of the Company beneficially owned, held or hereafter acquired by the director or officer, or publicly disclose the intention to do any of the foregoing; and (iii) the Selling Stockholder has agreed for a period of 90 days after the closing of this offering not to, offer, sell, contract to sell, hypothecate, pledge, grant any option, right, or warrant to purchase or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Selling Stockholder, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, with respect to, any common shares of the Company or securities convertible, exchangeable or exercisable into, common shares of the Company beneficially owned, or publicly disclose the intention to do any of the foregoing.

The underwriters may in their sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriters will consider, among other factors, the security holder’s reasons for requesting release, the number of shares for which the release is being requested and market conditions at the time.

Listing

Our common stock is listed on Nasdaq under the symbol “SBC.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more common stock than we have sold to the underwriters. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters may also engage in passive market making transactions in our common stock on the Nasdaq. Passive market making consists of displaying bids on the Nasdaq at the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

S-27

None of us, the selling stockholder or the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, none of us, the selling stockholder or the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financial and brokerage activities. The underwriters and its affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which it received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of our common stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in Article 2 of the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

S-28

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In relation to the United Kingdom, no shares of our common stock have been offered or will be offered pursuant to this offering to the public in the United Kingdom except that offers of shares of our common stock may be made to the public at any time:

●	to any qualified investor as defined in paragraph 15 of Schedule 1 of the POATR;

●	to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 of the POATR), subject to obtaining the prior consent of the underwriters for any such offer; or

●	in any other circumstances falling within Part 1 of Schedule 1 of the POATR;

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in the United Kingdom means the communication to any person, in any form, and by any means which presents sufficient information on: (a) the common stock to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to purchase or subscribe for any shares of our common stock, and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

This document is for distribution only to persons who are “qualified investors” (as defined in paragraph 15 of the POATR) who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The shares of our common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of our common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

S-29

Hong Kong

The shares of our common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong), or the Companies (Winding Up and Miscellaneous Provisions) Ordinance, or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong), or the Securities and Futures Ordinance, (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore, or Regulation 32.

Where the shares of our common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32.

S-30

Japan

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares of our common stock may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Switzerland

This prospectus supplement and the base prospectus is not intended to constitute an offer or solicitation to purchase or invest in shares of our common stock. The shares of our common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares of our common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the base prospectus nor any other offering or marketing material relating to the shares of our common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the base prospectus nor any other offering or marketing material relating to the shares of our common stock may be publicly distributed or otherwise made publicly available in Switzerland.

In particular, this prospectus supplement will not be filed with, and the offer of the shares of our common stock will not be supervised by, the Swiss Financial Market Supervisory Authority, and the shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares of our common stock.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of our common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of our common stock offered should conduct their own due diligence on the shares of our common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”)) in relation to the shares of our common stock has been, or will be, lodged with the Australian Securities and Investments Commission (“ASIC”), the Australian Securities Exchange operated by ASX Limited or any other regulatory body or agency in Australia. This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

i.	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

ii.	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

iii.	a person associated with the Company under section 708(12) of the Corporations Act; or

iv.	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the shares of our common stock for resale in Australia within 12 months of those shares of our common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, and any offer of the shares of our common stock is directed only at, (1) a limited number of persons in accordance with the Israeli Securities Law and (2) investors listed in the first addendum to the Israeli Securities Law (as it may be amended from time to time, the “Addendum”), consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million, and “qualified individuals,” each as defined in the Addendum, collectively referred to as qualified investors (in each case, purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors are required to submit written confirmation that they fall within the scope of the Addendum, are aware of its meaning and agree to it.

S-31

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Thompson Hine LLP.

EXPERTS

The financial statements of SBC Medical Group Holdings Incorporated as of December 31, 2025 and 2024, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus have been so included in reliance upon the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://sbc-holdings.com/en. The information on our website is not, and should not be deemed to be, a part of this prospectus supplement and accompanying prospectus.

This prospectus supplement and accompanying prospectus are part of a registration statement that we filed with the SEC and therefore do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of our common stock offered by this prospectus supplement are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus supplement and accompanying prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

S-32

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement and accompanying prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein):

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 27, 2026;

●	our Current Reports on Form 8-K filed with the SEC on January 5, 2026 and March 27, 2026, in each case other than information furnished under Item 2.02 or 7.01 of Form 8-K and any related Item 9.01 exhibit;

●	all other documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein).

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

SBC Medical Group Holdings Incorporated

200 Spectrum Center Dr. STE 300

Irvine, CA 92618

(949) 593-0250

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement

S-33

PROSPECTUS

SBC MEDICAL GROUP HOLDINGS INCORPORATED

$50,000,000

Common Stock and Preferred Stock

12,134,375 Shares of Common Stock Underlying Warrants

AND

SELLING SECURITY HOLDERS

98,796,461 Shares of Common Stock

634,375 Warrants to Purchase Common Stock

SBC Medical Group Holdings Incorporated, a Delaware corporation (the “Company,” “SBC,” “we,” “our” and “us”), may from time to time offer and sell, in one or more series or classes, separately or together, up to $50,000,000 of our common stock, par value $0.0001 per share (“Common Stock” or “common stock”) and preferred stock.

We will offer our securities in amounts, at prices and on terms to be determined at the time we offer those securities. We will provide the specific terms of these securities in supplements to this prospectus when we offer these securities.

In addition, this prospectus relates to the issuance by the Company of up to 12,134,375 shares of common stock, which consist of (i) 11,500,000 shares of Common Stock that may be issued upon the exercise of 11,500,000 warrants (the “Public Warrants”) originally sold as part of units in our initial public offering (the “IPO”) and which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock and (ii) 634,375 shares of Common Stock that may be issued upon the exercise of 634,375 warrants (the “Private Placement Warrants”, and together with the Public Warrants, the “Warrants”) underlying units originally issued in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Units”), which entitle the holder to purchase Common Stock at an exercise price of $11.50 per share of Common Stock.

In addition, the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) may offer and sell from time to time 98,796,461 shares of Common Stock and 634,375 Private Placement Warrants.

The securities may be offered on a delayed or continuous basis directly by us and/or selling securityholders, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or any other method as provided in the applicable prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

The Company’s common stock and public warrants are currently quoted on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the symbols “SBC” and “SBCWW,” respectively. You are urged to obtain current market quotations for our common stock and public warrants.

As of December 26, 2025, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $43,836,044.52, based on 102,576,943 shares of common stock issued and outstanding (excluding 270,000 shares held by a wholly owned subsidiary), of which 9,872,983 were held by non-affiliates and a per share closing price of $4.44, the closing price of our common stock on December 26, 2025 as reported on the Nasdaq Global Market.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a primary offering pursuant to the registration statement of which this prospectus forms a part at a value of more than one-third of the aggregate market value of our shares of common stock held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of our shares of common stock held by non-affiliates is less than $75,000,000. We have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

We are an emerging growth company and a smaller reporting company under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. Before making a decision to invest in our securities, you should refer to the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” beginning on page 6 of this prospectus.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2025.

i

ABOUT THIS PROSPECTUS

We have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any applicable free writing prospectus or the documents incorporated by reference herein or therein is accurate only as of the respective dates of such documents or on the date or dates which are specified in such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, using the “shelf” registration process. By using this shelf registration process, we may sell any of our common stock (some of which are underlying warrants) and preferred stock and/or the selling securityholders may sell shares of common stock and warrants to purchase common stock, in each case from time to time in one or more offerings, as described in this prospectus. This prospectus only provides you with a general description of the securities we may offer and such description is not meant to be a complete description of each security. Each time we or any selling securityholders sell securities, we will, if required, provide a prospectus supplement that will contain specific information about the terms of the offering and the securities being offered. The prospectus supplement or a free writing prospectus may also add to, update or change information contained in this prospectus. If there is any inconsistency between information in this prospectus and any prospectus supplement or free writing prospectus, you should rely on the information in the prospectus supplement or free writing prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement or free writing prospectus, together with the information incorporated herein by reference.

Unless the context requires otherwise, references to “Company,” “we,” “us,” “our” or “SBC” refer to SBC Medical Group Holdings Incorporated, a Delaware corporation and its subsidiaries.

1

Cautionary Note Regarding Forward-Looking Statements

This prospectus and any information incorporated by reference contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus and any information incorporated by reference may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “commits,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this prospectus and any information incorporated by reference include, but are not limited to, statements regarding our future results of operations and financial position, industry and business trends, equity compensation, business strategy, plans, growth, and the markets in which we operate.

The forward-looking statements in this prospectus and any information incorporated by reference are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in Part I, Item 1A. “Risk Factors” in our latest Annual Report on Form 10-K. The forward-looking statements are made as of the date of the filing of this prospectus or the document incorporated by reference, as applicable, and SBC disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. The forward-looking statements in this prospectus or the document incorporated by reference, as applicable, are based upon information available to us as of the date of this prospectus or the document incorporated by reference, as applicable, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and any information incorporated by reference with the understanding that our actual future results, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements in this report speak only as of the date of this prospectus or the document incorporated by reference. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise.

2

THE COMPANY

Company Overview

History

We were originally incorporated in Delaware on February 12, 2021 under the name “Pono Capital Two, Inc.,” referred to herein as “Pono,” as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On August 9, 2022, Pono consummated its IPO of 11,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares” and with respect to the warrants included in the Units, the “Public Warrants”) (the “Pono IPO”).

Simultaneously with the consummation of the closing of the Pono IPO, Pono consummated the private placement of an aggregate of 634,375 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Sponsor (the “Private Placement”).

On September 26, 2022, the Class A common stock and Public Warrant included in the Units began separate trading on The Nasdaq Global Market under the symbols “PTWO” and “PTWOW,” respectively.

On January 31, 2023, Pono entered into an Agreement and Plan of Merger (as subsequently amended from time to time, the “Merger Agreement”) with Pono Two Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and then a wholly-owned subsidiary of Pono, SBC Medical Group, Inc., then named SBC Medical Group Holdings Incorporated, a Delaware corporation (“Legacy SBC”), Mehana Capital LLC, a Delaware limited liability company (“Sponsor” or “Purchaser Representative”) in its capacity as the representative of the stockholders of Pono, and Yoshiyuki Aikawa in his personal capacity and his capacity as the representative of the stockholders of Legacy SBC (“Seller Representative”).

On September 17, 2024, the closing (the “Closing”) of the merger (the “Merger”) and other transactions contemplated thereby (collectively, the “Business Combination”) took place and the Merger was consummated with Merger Sub merging with and into Legacy SBC with Legacy SBC surviving the Merger as a wholly-owned subsidiary of Pono, and Pono then changed its name to SBC Medical Group Holdings Incorporated and on September 17, 2024, Legacy SBC changed its named to SBC Medical Group, Inc.

Effective September 17, 2024, Pono’s units ceased trading, and effective September 18, 2024, SBC’s common stock began trading on the Nasdaq Global Market under the symbol “SBC” and the public warrants began trading on the Nasdaq Capital Market under the symbol “SBCWW.”

As a result of the Closing of the Merger and the Business Combination, the business of SBC Medical Group, Inc. (“Legacy SBC”), became the business of the Company.

3

Business Overview

The Company is a management company headquartered in Irvine California and Tokyo, Japan, that owns, operates, and provides management services to cosmetic treatment centers mainly in Japan, with footprint also in Vietnam, Singapore and the United States. The history of Legacy SBC began with the establishment of L’Ange Cosmetique Co., Ltd. in 2003 and SBCMG (formerly Aikawa Medical) in 2017 for the purpose of providing management services to medical corporations and the medical clinics of the medical corporations. The history of the medical corporations and the medical clinics began in 2000 with the opening of Shonan Beauty Clinic in Fujisawa City, Japan, where Dr. Aikawa opened in private practice. Subsequently, Dr. Aikawa opened clinics in Yokohama in 2001 and Shinjuku in 2003, incorporated as Medical Corporation Shobikai in 2004, acquired a medical corporation named Medical Corporation Kowakai in 2009 and Medical Corporation Nasukai in 2009.

The Company and its subsidiaries are primarily focused on providing comprehensive management services to franchisee clinics, including but not limited to advertising and marketing needs across various platforms (such as social media networks), staff management (such as recruitment and training), booking reservations for franchisee clinic customers, assistance with franchisee employee housing rentals and facility rentals, construction and design of franchisee clinics, medical equipment and medical consumables procurement (resale), the provision of cosmetic products to franchisee clinics for resale to clinic customers, licensure of the use of patent-pending and non-patented medical technologies, trademark and brand use, IT software solutions (including but not limited to remote medical consultations), management of the franchisee clinic’s customer rewards program (customer loyalty point program), and payment tools for the franchisee clinics.

Our wholly owned subsidiary, SBC Medical Group Co., Ltd., a Japan corporation (“SBC Medical Sub”, or “SBC Japan”) is designated as a “medical service corporation” in Japan. In Japan, a medical service corporation is a legal entity that provides management service to “medical corporations”. The management services are conducted through franchisor-franchisee contracts and/or service contracts between SBC Medical Sub and the medical corporations that own all 258 of the treatment centers in Japan as of September 30, 2025. These clinics provide include but are not limited to breast augmentation, liposuction, rejuvenation treatments (including treatment of wrinkles, acne, scars, cellulite, excess fat, discoloration, and signs of aging), laser skin toning and spot removal, eyes double fold surgery, rhinoplasty, treatment of osmidrosis and hyperhidrosis, hair transplants, gynecological formation treatments, laser hair removal, face line surgeries, cosmetical dental procedures, tattoo removal, lasik eye surgery, lateral canthoplasty, brow lift procedures, androgenetic alopecia treatment, and cheek sagging prevention methods. In addition, similar management services are provided to four independently operated clinics.

The Company’s subsidiaries have entered into franchisor-franchisee contracts and service contracts with six medical corporations, consisting of Medical Corporation Shobikai, Medical Corporation Kowakai, Medical Corporation Nasukai, Medical Corporation Aikeikai, Medical Corporation Jukeikai and Medical Corporation Ritz Cosmetic Surgery. In addition, the Company has entered into service contracts since September 2023 with Medical Corporation Association Furinkai and Medical Corporation Association Junikai; and in July 2025 with Medical Corporation Misakikai and General Incorporated Association Miotokai, following the acquisition of MB Career Lounge Co., Ltd. (collectively with the six franchisee medical corporations, the “Medical Corporations and/or General Incorporated Associations” or “MCs”). All of the Medical Corporations and General Incorporated Associations are deemed to be related parties of the Company since relatives of the CEO of the Company are the members* of general meetings of members** of the Medical Corporations or General Incorporated Associations. The CEO of the Company was previously a member* of the six franchisee Medical Corporations until he ceased being a member* in July 2023. The Company, through SBC Medical Sub, owns equity interests*** of the six franchisee medical corporations. Although the Company, through SBC Medical Sub, has an equity interest*** to the rights to receive a distribution of residual assets in proportion to the amount of contribution in certain circumstances as provided in the Japanese Medical Care Act and in the articles of incorporation (except Medical Corporation Association Furinkai, Medical Corporation Association Junikai, Medical Corporation Misakikai and General Incorporated Association Miotokai), the Company or SBC Medical Sub does not have voting control over the corporate actions at general meetings of members** of the Medical Corporations or General Incorporated Associations per the requirements of the Japanese Medical Care Act.

4

* “Members (or shain) of general meeting of members (or shain)” means one of the organs of a Japanese Medical Corporation, and element of general meeting of members (as explained below) of the Medical Corporation. Each member (or shain) of general meeting of members (or shain) has one voting right.

** “General meeting of members (or shain)” means one of the organs of a Japanese Medical Corporation, and the highest decision-making body of the Medical Corporation, of which the main duties include the election and dismissal of directors (or riji) and corporate auditors (or kanji) of the Medical Corporation, and the approval of financial statements and statutory business reports of the Medical Corporation.

*** “Equity interest (or mochibun)” means the right to receive distribution of the residual assets of a Japanese Medical Corporation in proportion to the amount of contribution (Article 10.3.3.2 brackets of the Supplementary Provision of the Japanese Medical Care Act.). However, the procedures for an equity interest (or mochibun) holder to exercise and realize the right to receive distribution of the residual assets of the Medical Corporation is more complicated than that of a stock corporation due to the restrictions under the Medical Care Act.

Implications of Being a Controlled Company

The Company is a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, we qualify for exemptions from certain corporate governance requirements. If the Company relies on these exemptions, its stockholders will not have the same protections afforded to stockholders of companies that are subject to such requirements. As of December 23, 2025, Dr. Yoshiyuki Aikawa controlled approximately 90.36% of the voting power of our outstanding common stock, and, therefore controls a majority of the voting power of the Company’s outstanding common stock, and the Company is a “controlled company” within the meaning of applicable rules of Nasdaq. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board consists of independent directors;
●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;
●	that the controlled company has a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	that the controlled company has a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

While the Company does not intend to rely on these exemptions, the Company may use these exemptions now or in the future. As a result, the Company’s stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Corporate Information

Our principal executive offices are located at 200 Spectrum Center Dr., Suite 300, Irvine, CA 92618, and our telephone number at that location is (949) 593-0250. The address of our website is https://sbc-holdings.com/. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

5

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should carefully read and consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K as well as any risk factors contained in our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and any applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the risks described in these documents could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, and could result in a partial or complete loss of your investment.

6

USE OF PROCEEDS

Unless otherwise indicated in any applicable prospectus supplement, we intend to use the net proceeds we receive from the offering of securities under this prospectus for general corporate purposes. The net proceeds may be invested temporarily in short-term securities until they are used for their stated purpose. Further details relating to the use of net proceeds we receive from the offering of securities under this prospectus will be set forth in any applicable prospectus supplement.

We will not receive any of the proceeds from the sale of securities to which this prospectus relates that are offered by the selling securityholders.

We will receive up to an aggregate of approximately $139,545,312 from the exercise of Warrants, assuming the exercise in full of all of the Warrants for cash of $11.50 per share. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

7

DESCRIPTION OF SECURITIES

The following summary of the registered securities of SBC Medical Group Holdings Incorporated does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended and bylaws, as amended, each of which are included as an exhibit to the registration statement related to this prospectus and certain provisions of Delaware law. Unless the context requires otherwise, all references to the “Company,” “we,” “our,” and “us” in this Exhibit refer to SBC Medical Group Holdings Incorporated.

Authorized Capital Stock

Our authorized capital stock consists of 400,000,000 shares of common stock, $0.0001 par value, and 20,000,000 shares of undesignated preferred stock, $0.0001 par value. The number of shares of registrant’s Common Stock outstanding as of December 23, 2025 was 102,576,943 (excluding 270,000 shares held by a wholly owned subsidiary).

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Amended Charter or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of our common stock that are voted is required to approve any such matter voted on by our stockholders. Our board of directors consists of one class of directors, with each director elected for a one year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

No shareholders of the Company holding common stock have any preemptive or other right to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Company.

Preferred Stock

The Amended Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

8

Warrants

Public Warrants

Each Public Warrant entitles the registered holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the Business Combination. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of our common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of our common stock upon exercise of a warrant unless the Company’s common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

If a registration statement covering the shares of our common stock issuable upon exercise of the warrants is not effective, warrant holders may during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the Public Warrants become exercisable, we may call the warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of our common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

To date, the shares of common stock have not traded at a price that would allow us to call the Public Warrants for redemption. If and when the Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. In the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the warrant agreement, notice of redemption will be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. In addition, the Company will issue a press release and file a current report on Form 8-K with the SEC containing notice of redemption. The Company is not contractually obligated to notify investors when its warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the warrant agreement.

9

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Closing. If we call our Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock, or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our common stock equal to the product of (i) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) and (ii) one (1) minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

10

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of our common stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of our common stock in connection with an Extension requiring a stockholder vote to amend the Charter (i) for an Extension or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of our common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

11

The Public Warrants and the Placement Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Pono. You should review a copy of the warrant agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to the Annual Report on Form 10-K incorporated by reference into this prospectus, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of our common stock and any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of our common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our common stock to be issued to the warrant holder.

Placement Warrants

Except as described below, the Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Placement Warrants (including our common stock issuable upon exercise of the Placement Warrants) are not transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor) and will be entitled to registration rights, so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Placement Warrants on a cashless basis. The Placement Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. The payment of any cash dividends will be within the discretion of our board of directors at such time. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

12

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

The Amended Charter and the Company’s bylaws and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Company’s board of directors and therefore depress the trading price of the Company’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the Company’s board of directors or taking other corporate actions, including effecting changes in the management of the Company. Among other things, the Amended Charter and the Company’s bylaws include provisions regarding:

●	the ability of the Company’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;
●	the limitation of the liability of, and the indemnification of, the Company’s directors and officers;
●	the exclusive right of the Company’s board of directors to elect a director to fill a vacancy created by the expansion of the Company’s board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Company’s board of directors;
●	the requirement that directors may only be removed from the Company’s board of directors for cause;
●	the requirement that a special meeting of stockholders may be called only by the Company’s board of directors, the chairperson of the Company’s board of directors, the Company’s chief executive officer or the Company’s president (in the absence of a chief executive officer), which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;
●	the procedures for the conduct and scheduling of board of directors and stockholder meetings;
●	the ability of the Company’s board of directors to amend the bylaws, which may allow the Company’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and
●	advance notice procedures with which stockholders must comply to nominate candidates to the Company’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Company’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

13

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Company’s board of directors or management.

Any provision of the Amended Charter, the Company’s bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of the Company’s capital stock and could also affect the price that some investors are willing to pay for the Company’s common stock.

The Company is subject to statutory “anti-takeover” provisions under Delaware law; the provisions of Section 203 of the DGCL, an anti-takeover law. In general, Section 203 of the DGCL which may prohibit certain business combinations with stockholders owning 15% or more of the Company’s outstanding voting stock. These anti-takeover provisions and other provisions in the Company’s Amended Charter and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the Company’s board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving the Company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause the Company to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in the Company’s board of directors could cause the market price of the Company’s common stock to decline.

Certain provisions of the Company’s amended and restated bylaws are intended to strengthen the position of the Company’s board of directors in the event of a hostile takeover attempt. These provisions have the effect of providing the Company’s board of directors with the sole power to fill vacancies on the Company’s board of directors and providing that stockholders may only call a special meeting by the request, in writing, of stockholders owning individually or together ten percent (10%) or more of the entire capital stock of the corporation issued and outstanding and entitled to vote. The Company may include provisions in its certificate of incorporation that may discourage a third party from making a proposal to acquire us, even if some of its stockholders might consider the proposal to be in their best interests. For example, the Company may amend its certificate of incorporation to authorize its board of directors to issue one (1) or more classes or series of preferred stock that could discourage or delay a tender offer or change in control. In addition, the Company may enter into a stockholder rights plan, commonly known as a “poison pill,” that may delay or prevent a change of control.

Exclusive Forum for Certain Lawsuits

The Amended Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees to the Company or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having jurisdiction over indispensable parties named as defendants. The Amended Charter also provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

14

Any person or entity purchasing or otherwise acquiring any interest in any of the Company’s securities shall be deemed to have notice of and consented to this provision. This exclusive-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with the Company or its directors, officers, or other employees, which may discourage lawsuits against the Company and its directors, officers, and other employees. If a court were to find the exclusive-forum provision to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving the dispute in other jurisdictions, which could harm its results of operations.

Registration Rights

The holders of the Founder Shares and Placement Units (and any securities underlying the Placement Units) are entitled to registration rights pursuant to the registration rights agreement that was signed at the time of the IPO, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Additionally, in connection with the closing of the Business Combination, the Company entered into registration rights agreements with certain stockholders.

Listing of Securities

The Company’s common stock and warrants are currently quoted on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, under the symbols “SBC” and “SBCWW,” respectively.

15

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock they hold registered for resale covered by this prospectus.

This prospectus relates to the possible offer and resale from time to time by the Selling Securityholders of 98,796,461 shares of common stock under this prospectus.

The following table provides, as of December 23, 2025 (unless otherwise noted), information regarding the beneficial ownership of our securities held by each Selling Securityholder, the securities that may be sold by each Selling Securityholder under this prospectus and the number and percentage of securities that each Selling Securityholder will beneficially own after the offerings pursuant to this prospectus. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the Selling Securityholders have voting and investment power.

The Selling Securityholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon completion of the offerings pursuant to this prospectus. For purposes of the table below, however, we have assumed that after completion of the offerings pursuant to this prospectus none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the effective period of this prospectus. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

See the section entitled “Plan of Distribution” for further information regarding the securityholders’ method of distributing these shares.

	Securities Beneficially Owned Prior to this Offering			Maximum Number of Securities to be Offered Pursuant to this Prospectus		Securities Beneficially Owned after Offering
Name of Selling Securityholders	Shares of Common Stock(1)	Warrants	Percent(2)	Shares of Common Stock(3)	Warrants	Shares of Common Stock	Percent(2)	Warrants	Percent(2)
Yoshiyuki Aikawa(4)	92,688,960	—	90.12%	92,688,960	—	—	—	—	—
Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership(5)	1,701,804	—	1.65%	1,701,804		—	—	—	—
Dustin Shindo(6)	1,615,336	634,375	1.56%	980,961	634,375	—	—	—	—
ZUU Funders Co. Ltd.(7)	1,278,493	—	1.24%	1,278,493	—	—	—	—	—
Mehana Capital LLC(8)	319,844	—	*	319,844	—	—	—	—	—
HeartCore Enterprise, Inc.(9)	537,719	—	*	537,719	—	—	—	—	—
Kotaro Chiba(10)	40,558	—	*	40,558	—	—	—	—	—
Haruki Satomi(11)	240,000	—	*	240,000	—	—	—	—	—
Hiroshi Tomishima(12)	160,000	—	*	160,000	—	—	—	—	—
Darryl Nakamoto(13)	80,000	—	*	80,000	—	—	—	—	—
Atsumi Hasegawa(14)	100,000	—	*	100,000	—	—	—	—	—
Kobashi Holdings Corporation(15)	80,000	—	*	80,000	—	—	—	—	—

16

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Common Stock to be Offered Pursuant to this Prospectus		Number of Shares of Common Stock Beneficially Owned after Offering
Name of Selling Securityholders	Number (1)	Percent (2)	Common Stock(3)	Warrants	Number	Percent (2)
Masaki Yamamoto(16)	80,000	*	80,000		0	*
HIBC(17)	80,000	*	80,000		0	*
Midas Capital Flagship Fund(18)	15,122	*	15,122		0	*
Akihiro Yamamoto(19)	56,000	*	56,000		0	*
Trisha Nomura(20)	50,000	*	50,000		0	*
Tatsuo Terabe(21)	48,000	*	48,000		0	*
Tohru Akaura(22)	40,000	*	40,000		0	*
Six Tree Capital(23)	40,000	*	40,000		0	*
Kazuo Sato(24)	40,000	*	40,000		0	*
Allison Van Orman(25)	40,000	*	40,000		0	*
Masahiko Homma(26)	40,000	*	40,000		0	*
Tsubasa Murakami(27)	24,000	*	24,000		0	*
Mike Sayama(28)	15,000	*	15,000		0	*
Jason Fujimoto(29)	10,000	*	10,000		0	*
Adam Bauer(30)	10,000	*	10,000		0	*

*	Less than 1%

(1)	The amounts and percentages of common stock beneficially owned are determined in accordance with the SEC’s rules, pursuant to which a person is deemed to be a “beneficial owner” of a security if that person has or shares voting or investment power or has the right to acquire such power within 60 days through exercise of any option, warrant or other right. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)	Based on 102,576,943 shares of common stock issued and outstanding (excluding 270,000 shares held by a wholly owned subsidiary).

(3)	The amounts set forth in this column are the number of common stock or private placement warrants that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other common stock or warrant that the Selling Securityholder may own beneficially or otherwise.

(4)	Dr. Yoshiyuki Aikawa is the Company’s Director, Chairman and Chief Executive Officer.

(5)	As of December 24, 2025, Second ZUU Target Fund for SBC Medical Group HD Investment Business Partnership (“ZUU”) is the record and beneficial owner of the securities set forth in the table. Kazumasa Tomita, the CEO of ZUU, has voting control and investment discretion over the securities reported herein that are held by ZUU. The address of ZUU is 46F Azabudai Hills Mori JP Tower, 1-3-1 Azabudai, Minato-ku, Tokyo 106-0041, Japan.

(6)	Dustin Shindo’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816. Shares of common stock beneficially owned prior to the offering includes 634,375 shares underlying private warrants which may be exercised within 60 days hereof and which private warrants are being offered pursuant to this prospectus. Dustin Shindo was the chairman of the board of directors of Pono prior to the Business Combination.

17

(7)	As of December 24, 2025, ZUU Funders Co. Ltd. (“ZUU”) is the record and beneficial owner of the securities set forth in the table. Kazumasa Tomita, the CEO of ZUU, has voting control and investment discretion over the securities reported herein that are held by ZUU. The address of ZUU is 46F Azabudai Hills Mori JP Tower, 1-3-1 Azabudai, Minato-ku, Tokyo 106-0041, Japan.

(8)	Mehana Capital LLC is the record and beneficial owner of the securities set forth in the table. Dustin Shindo, the Managing Member of Mehana Capital LLC, has voting control and investment discretion over the securities reported herein that are held by Mehana Capital LLC. The address of Mehana Capital LLC is 4348 Waialae Ave #632, Honolulu, Hawaii 96816. Mehana Capital LLC was the Sponsor prior to the Business Combination.

(9)	HeartCore Enterprise, Inc. (“HeartCore”) is the record and beneficial owner of the securities set forth in the table. Sumitaka Yamamoto, the Chief Executive Officer of HeartCore, has voting control and investment discretion over the securities reported herein that are held by HeartCore. The address of HeartCore is 1-2-33, Higashigotanda, Shinagawa-ku, Tokyo, Japan.

(10)	Kotaro Chiba’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816. Kotaro Chiba was an independent director of Pono prior to the Business Combination.

(11)	Haruki Satomi’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(12)	Hiroshi Tomishima’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(13)	Darryl Nakamoto’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816. Darryl Nakamoto was the chief executive officer and a director of Pono prior to the Business Combination.

(14)	Atsumi Hasegawa’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(15)	Kobashi Holdings Corporation (“Kobashi”) is the record and beneficial owner of the securities set forth in the table. Shojiro Kobashi, the President and Representative Director of Kobashi, has voting control and investment discretion over the securities herein that are held by Kobashi. The address of Kobashi is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

18

(16)	Masaki Yamamoto’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(17)	HIBC is the record and beneficial owner of the securities set forth in the table. Noboru Hachimine, the Chief Executive Officer of HIBC, has voting control and investment discretion over the securities reported herein that are held by HIBC. The address of HIBC is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(18)	Midas Capital Flagship Fund (“Midas”) is the record and beneficial owner of the securities set forth in the table. Hideki Yoshimura, the Chief Executive Officer of Midas, has voting control and investment discretion over the securities reported herein that are held by Midas. The address of Midas is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(19)	Akihiro Yamamoto’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(20)	Trisha Nomura’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816. Trisha Nomura was an independent director of Pono prior to the Business Combination.

(21)	Tatsuo Terabe’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(22)	Tohru Akaura’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(23)	Six Tree Capital (“Six Tree”) is the record and beneficial owner of the securities set forth in the table. Andrew Ogawa, the Managing Member of Six Tree, has voting control and investment discretion over the securities reported herein that are held by Six Tree. The address of Six Tree is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(24)	Kazuo Sato’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(25)	Allison Van Orman’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816. Allison Van Orman was the chief financial officer of Pono prior to the Business Combination.

(26)	Masahiko Homma’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(27)	Tsubasa Murakami’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(28)	Mike Sayama’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816. Mike Sayama is currently a director of the Company.

(29)	Jason Fujimoto’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

(30)	Adam Bauer’s address is c/o Mehana Capital LLC, 4348 Waialae Ave #632, Honolulu, Hawaii 96816.

19

PLAN OF DISTRIBUTION

General

We and/or the selling securityholders, and their pledgees, donees, transferees or other successors in interest, may sell the securities being offered by this prospectus in one or more of the following ways from time to time:

●	to or through underwriters or dealers;
●	through agents;
●	in “at the market offerings” to or through a market maker or into an existing trading market, or a securities exchange or otherwise;
●	directly to purchasers; or
●	through a combination of any of these methods of sale or by any other legally available means.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options. In addition, the manner in which we and/or the selling securityholders may sell some or all of the securities covered by this prospectus includes, without limitation, through:

●	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;
●	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
●	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
●	privately negotiated transactions.

We may also enter into derivative, hedging, forward sale, option or other types of transactions. For example, we may:

●	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of, or maintain short positions in, the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use common stock received from us to close out or hedge its short positions;
●	sell securities short and redeliver such shares to close out or hedge our short positions;
●	enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or
●	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative, hedging, forward sale, option or other types of transactions with third parties, or sell securities not covered by this prospectus to third parties, through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through an underwritten public offering, through privately negotiated transactions or through a combination of any such methods of sale. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out or hedge any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

20

If indicated in an applicable prospectus supplement, we may sell shares of our common stock under a direct stock purchase and dividend reinvestment plan. The terms of any such plan will be set forth in the applicable prospectus supplement.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

●	the terms of the offering;
●	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;
●	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;
●	any delayed delivery arrangements;
●	any initial public offering price;
●	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;
●	any discounts or concessions allowed or reallowed or paid to dealers; and
●	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us and/or the selling securityholders or the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

●	at a fixed price or prices, which may be changed;
●	at market prices prevailing at the time of sale, including in “at the market offerings”;
●	at prices related to the prevailing market prices; or
●	at negotiated prices.

Selling Securityholders

The selling securityholders, and their pledgees, donees, transferees or other successors in interest, may offer our securities in one or more offerings, and if required by applicable law or in connection with an underwritten offering, pursuant to one or more prospectus supplements, and any such prospectus supplement will set forth the terms of the relevant offering as described above. To the extent our securities offered by a selling stockholder pursuant to a prospectus supplement remain unsold, the selling stockholder may offer those securities on different terms pursuant to another prospectus supplement. Sales by the selling securityholders may not require the provision of a prospectus supplement.

In addition to the foregoing, each of the selling securityholders may offer our securities at various times in one or more of the following transactions: through short sales, derivative and hedging transactions; by pledge to secure debts and other obligations; through offerings of securities exchangeable, convertible or exercisable for our securities; under forward purchase contracts with trusts, investment companies or other entities (which may, in turn, distribute their own securities); through distribution to its members, partners or stockholders; in exchange or over-the-counter market transactions; and/or in private transactions.

21

Each of the selling securityholders also may resell all or a portion of our securities that the selling stockholder owns in open market transactions in reliance upon Rule 144 under the Securities Act provided the selling stockholder meets the criteria and conforms to the requirements of Rule 144.

We will not receive any of the proceeds from the sale of securities by selling securityholders.

Underwriting Compensation

Any public offering price and any fees, discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and/or the selling securityholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their fees, commissions or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. We and/or the selling securityholders may offer the securities to the public either through an underwriting syndicate represented by one or more managing underwriters or through one or more underwriter(s). The underwriters in any particular offering will be identified in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and/or the selling securityholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We and/or the selling securityholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We and/or the selling securityholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us and/or the selling securityholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us and/or the selling securityholders, and its compensation.

In connection with offerings made through underwriters or agents, we and/or the selling securityholders may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

22

Dealers

We and/or the selling securityholders may sell the offered securities to dealers as principals. We and/or the selling securityholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We and/or the selling securityholders may choose to sell the offered securities directly to multiple purchasers or a single purchaser. In this case, no underwriters or agents would be involved.

Indemnification; Other Relationships

We and/or the selling securityholders may agree to indemnify underwriters, dealers, agents and remarketing firms against certain civil liabilities, including liabilities under the Securities Act and to make contributions to them in connection with those liabilities. Underwriters, dealers, agents and remarketing firms, and their affiliates, may engage in transactions with, or perform services for us, and our affiliates, in the ordinary course of business, including commercial banking transactions and services.

Market Making, Stabilization and Other Transactions

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on Nasdaq. Any common stock sold pursuant to a prospectus supplement will be listed on Nasdaq, subject to official notice of issuance. Any underwriters to whom we and/or the selling securityholders sell securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange, and any such listing if pursued will be described in the applicable prospectus supplement.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Issuance of Common Stock Underlying Warrants

Pursuant to the terms of the Warrants, the shares of Common Stock issuable upon exercise thereof will be distributed to those Warrant holders who surrender the certificates representing the Warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

23

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The financial statements of SBC Medical Group Holdings Incorporated as of December 31, 2024 and 2023, and for the years then ended, incorporated by reference in this prospectus have been so included in reliance upon the report of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

24

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is http://sbc-holdings.com/en. The information on our website is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The documents establishing the terms of any offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

25

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 28, 2025, as amended by the Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2025 and the Amendment No.2 on Form 10-K/A filed with the SEC on May 9, 2025.
●	Our Quarterly Report on Form 10-Q for the period ended March 31, 2025, filed with the SEC on May 15, 2025.
●	Our Quarterly Report on Form 10-Q for the period ended June 30, 2025, filed with the SEC on August 13, 2025.
●	Our Quarterly Report on Form 10-Q for the period ended September 30, 2025, filed with the SEC on November 14, 2025.
●	Our Current Reports on Form 8-K filed with the SEC on April 2, 2025, June 18, 2025, November 13, 2025, and December 15, 2025.
●	The description of our securities contained in Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2024.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

SBC Medical Group Holdings Incorporated

200 Spectrum Center Dr. STE 300

Irvine, CA 92618

(949) 593-0250

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

26

Shares

SBC MEDICAL GROUP HOLDINGS INCORPORATED

Common Stock

Prospectus Supplement

                 , 2026

Sole Book-Running Manager

Maxim Group LLC

Co-Manager

Roth Capital Partners